Exhibit 99.3

OTTER CREEK MANAGEMENT, INC.

222 LAKEVIEW AVENUE

SUITE 1100

WEST PALM BEACH, FLORIDA 33401

561-832-4110

FAX 561-655-6902

Email: KLONG@OTTERCREEKMGT.COM

SHAREHOLDER-BOARD COMMUNICATION

April  9th, 2013

John S. Leness

Corporate Secretary

Flow International Corporation

23500 64th Avenue South

Kent, WA 98032

Dear Mr. Leness:

Please be advised that Otter Creek Management, Inc., on behalf of Otter Creek Partners I, L.P. and Otter Creek International, Ltd., hereby submits the enclosed shareholder resolution to be presented at the 2013 annual meeting of Flow International Corporation (the “Company”), pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Otter Creek Management, Inc. is the sole general partner of Otter Creek Partners I, L.P. and the investment advisor to Otter Creek Partners I, L.P. and Otter Creek International, Ltd.

As of April 9th, 2013, Otter Creek Partners I, L.P., with a business address of 222 Lakeview Avenue, Suite 1100, West Palm Beach, FL 33401, is the beneficial owner of 1,081,703 shares of Common Stock of the Company. Otter Creek Partners I, L.P. has owned shares of the Company’s Common Stock valued at $2,000 for a period in excess of one year prior to this submission. Otter Creek Partners I, L.P. intends to hold the number of shares required to submit shareholder resolutions through the date of the Company’s 2013 annual meeting.

As of April 9th, 2013, Otter Creek International, Ltd., with a business address of 222 Lakeview Avenue, Suite 1100, West Palm Beach, FL 33401, is the beneficial owner of 1,507,713 shares of Common Stock of the Company. Otter Creek International, Ltd. has owned shares of the Company’s Common Stock valued at $2,000 for a period in excess of one year prior to this submission. Otter Creek International, ltd. intends to hold the number of shares required to submit shareholder resolutions through the date of the Company’s 2013 annual meeting.

Enclosed herewith are the shareholder proposal and supporting statement, along with Appendix A showing verification of ownership of the shares of the Company’s Common Stock referenced above as contemplated by Rule 14a-8(b)(2)(ii), in the form of the Schedule 13D dated August 12, 2011 and all amendments thereto filed by and on behalf of the undersigned regarding ownership of Common Stock of the Company.

Please acknowledge receipt of this proposal promptly by emailing me at KLONG@OTTERCREEKMGT.COM and do not hesitate to contact me with any questions you may have.

Sincerely,

OTTER CREEK PARTNERS I, L.P.

By: Otter Creek Management, Inc.,
its General Partner

By:	/s/ R. Keith Long
R. Keith Long, Chief Executive Officer

OTTER CREEK INTERNATIONAL, LTD.

By:	/s/ R. Keith Long
R. Keith Long, Director

OTTER CREEK MANAGEMENT, INC.

By:	/s/ R. Keith Long
R. Keith Long, Chief Executive Officer

PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that shareholders of Flow International Corporation urge the Board of Directors to take the steps necessary (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2014 from completing the term for which such director was elected.

SUPPORTING STATEMENT

We urge the Flow Board of Directors to bring the Flow board election process up to present state of the art good governance standards by eliminating staggered board elections. Over the past decade many companies have declassified their board of directors. According to the Shareholder Rights Project at Harvard Law School, in 2012 alone fully one-third of the S&P 500 companies with a staggered board at the beginning of the year declassified during the year.

The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007)

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

Flow International has underperformed for decades. Shareholders deserve the right to elect a full slate of directors who will be accountable to shareholders and will act in their best interest.

Appendix A

Verification of Ownership of Shares of Common Stock of

Flow International Corporation

Enclosed:

1.	Schedule 13D, dated August 12, 2011

2.	Amendment No. 1 to Schedule 13D, dated March 21, 2012

3.	Amendment No. 2 to Schedule 13D, dated March 27, 2013